Exhibit 99.1

Kiniksa Pharmaceuticals Reports Second Quarter 2025 Financial Results and Recent Portfolio Execution

– ARCALYST® (rilonacept) Q2 2025 net product revenue of $156.8 million, representing 52% year-over-year growth –

– ARCALYST 2025 expected net product revenue increased to $625 - $640 million –

– KPL-387 Phase 2/3 clinical trial in recurrent pericarditis initiated; Phase 2 data expected in 2H 2026 –

– Cash balance increased by $39.4 million in Q2 2025 to $307.8 million –

– Conference call and webcast scheduled for 8:30 am ET today –

London – July 29, 2025 – Kiniksa Pharmaceuticals International, plc (Nasdaq: KNSA) (Kiniksa), a biopharmaceutical company developing and commercializing novel therapies for diseases with unmet need, with a focus on cardiovascular indications, today reported second quarter 2025 financial results and recent portfolio execution.

“Our robust commercial performance in the second quarter was driven by expanding ARCALYST penetration across the recurrent pericarditis population, supported by growth among both new and repeat prescribers. For 2025, we’ve raised our ARCALYST net sales guidance to between $625 and $640 million from between $590 and $605 million. This represents 52% year-over-year growth at the midpoint, highlighting the ongoing strength of the ARCALYST commercialization more than four years after launch,” said Sanj K. Patel, Chairman and Chief Executive Officer of Kiniksa. “In addition, we are excited that the Phase 2 dose-focusing portion of the pivotal Phase 2/3 clinical trial of KPL-387 in recurrent pericarditis is now recruiting. We expect data from this part of the study in the second half of 2026 and potential market entry in the 2028/2029 timeframe.”

Portfolio Execution

ARCALYST (IL-1α and IL-1β cytokine trap)

•	ARCALYST net product revenue was $156.8 million for the second quarter of 2025.

•	Since launch, more than 3,475 prescribers have written ARCALYST prescriptions for recurrent pericarditis.

•	As of the end of the second quarter of 2025, average total duration of ARCALYST therapy in recurrent pericarditis was approximately 30 months.

•	As of the end of the second quarter of 2025, approximately 15% of the target 14,000 multiple-recurrence patients were actively on ARCALYST treatment.

KPL-387 (monoclonal antibody IL-1 receptor antagonist)

•	Kiniksa is recruiting patients in the dose-focusing portion of the Phase 2/3 clinical trial of KPL-387 in recurrent pericarditis. The company expects data from this portion of the trial in the second half of 2026. Subsequently, Kiniksa plans to initiate the pivotal portion of the trial.

KPL-1161 (Fc-modified monoclonal antibody IL-1 receptor antagonist)

•	Kiniksa is conducting Investigational New Drug (IND)-enabling development activities with a target profile of quarterly subcutaneous (SC) dosing.

Financial Results

•	Total revenue for the second quarter of 2025 was $156.8 million, compared to $108.6 million for the second quarter of 2024.

o	Kiniksa did not record any license and collaboration revenue for the second quarter of 2025, compared to $5.2 million for the second quarter of 2024.

•	Total operating expenses for the second quarter of 2025 were $136.6 million, compared to $108.7 million for the second quarter of 2024.

o	Total operating expenses for the second quarter of 2025 included $52.4 million in collaboration expenses, which were driven by ARCALYST collaboration profitability, compared to $30.0 million for the second quarter of 2024.

o	Total operating expenses for the second quarter of 2025 included $8.9 million in non-cash, share-based compensation expense, compared to $7.4 million for the second quarter of 2024.

•	Net income for the second quarter of 2025 was $17.8 million, compared to a net loss of $3.9 million for the second quarter of 2024.

•	As of June 30, 2025, Kiniksa had $307.8 million of cash, cash equivalents, and short-term investments and no debt.

Financial Guidance

•	Kiniksa expects 2025 ARCALYST net product revenue of between $625 million and $640 million, compared to prior guidance of between $590 million and $605 million.

•	Kiniksa expects its current operating plan to remain cash flow positive on an annual basis.

Conference Call Information

•	Kiniksa will host a conference call and webcast at 8:30 a.m. Eastern Time on Tuesday, July 29, 2025, to discuss second quarter 2025 financial results and recent portfolio execution.

•	Individuals interested in participating in the call via telephone may register here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. To access the webcast, please visit the Investors and Media section of Kiniksa’s website. A replay of the event will also be available on Kiniksa’s website within approximately 48 hours after the event.

About Kiniksa

Kiniksa is a biopharmaceutical company dedicated to improving the lives of patients suffering from debilitating diseases by discovering, acquiring, developing, and commercializing novel therapies for diseases with unmet need, with a focus on cardiovascular indications. Kiniksa’s portfolio of assets is based on strong biologic rationale or validated mechanisms and offers the potential for differentiation. For more information, please visit www.kiniksa.com.

About ARCALYST

ARCALYST is a weekly, subcutaneously injected recombinant dimeric fusion protein that blocks interleukin-1 alpha (IL-1α) and interleukin-1 beta (IL-1β) signaling. ARCALYST was discovered by Regeneron Pharmaceuticals, Inc. (Regeneron) and is approved by the U.S. Food and Drug Administration (FDA) for recurrent pericarditis, cryopyrin-associated periodic syndromes (CAPS), including Familial Cold Autoinflammatory Syndrome and Muckle-Wells Syndrome, and deficiency of IL-1 receptor antagonist (DIRA). The FDA granted Breakthrough Therapy designation to ARCALYST for the treatment of recurrent pericarditis in 2019 and Orphan Drug exclusivity to ARCALYST in 2021 for the treatment of recurrent pericarditis and reduction in risk of recurrence in adults and pediatric patients 12 years and older. The European Commission granted Orphan Drug Designation to ARCALYST for the treatment of idiopathic pericarditis in 2021.

IMPORTANT SAFETY INFORMATION ABOUT ARCALYST

•	ARCALYST may affect your immune system and can lower the ability of your immune system to fight infections. Serious infections, including life-threatening infections and death, have happened in patients taking ARCALYST. If you have any signs of an infection, call your doctor right away. Treatment with ARCALYST should be stopped if you get a serious infection. You should not begin treatment with ARCALYST if you have an infection or have infections that keep coming back (chronic infection).

•	While taking ARCALYST, do not take other medicines that block interleukin-1, such as Kineret® (anakinra), or medicines that block tumor necrosis factor, such as Enbrel® (etanercept), Humira® (adalimumab), or Remicade® (infliximab), as this may increase your risk of getting a serious infection.

•	Talk with your doctor about your vaccine history. Ask your doctor whether you should receive any vaccines before you begin treatment with ARCALYST.

•	Medicines that affect the immune system may increase the risk of getting cancer.

•	Stop taking ARCALYST and call your doctor or get emergency care right away if you have any symptoms of an allergic reaction.

•	Your doctor will do blood tests to check for changes in your blood cholesterol and triglycerides.

•	Common side effects include injection-site reactions (which may include pain, redness, swelling, itching, bruising, lumps, inflammation, skin rash, blisters, warmth, and bleeding at the injection site), upper respiratory tract infections, joint and muscle aches, rash, ear infection, sore throat, and runny nose.

For more information about ARCALYST, talk to your doctor and see the Product Information.

About KPL-387

KPL-387 is an independently developed, investigational, fully human immunoglobulin G2 (IgG2) monoclonal antibody that binds human interleukin-1 receptor 1 (IL-1R1), inhibiting the signaling of the cytokines IL-1α and IL-1β. Kiniksa believes KPL-387 could expand the treatment options for recurrent pericarditis patients by enabling dosing with a single monthly SC injection in a liquid formulation.

About KPL-1161

KPL-1161 is an independently developed, investigational, Fc-modified IgG2 monoclonal antibody that binds IL-1R1, inhibiting the signaling of the cytokines IL-1α and IL-1β, with a target profile of quarterly SC dosing. Kiniksa is currently engaging in IND-enabling development activities for KPL-1161.

Forward-Looking Statements

This press release contains forward-looking statements. In some cases, you can identify forward looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these identifying words. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including without limitation, statements regarding: our expectation that ARCALYST 2025 net product revenue will increase to between $625 million and $640 million; our expectation to have data from the Phase 2 dose-focusing portion of our clinical trial of KPL-387 in recurrent pericarditis in the second half of 2026, and our plan to initiate the pivotal portion of the trial thereafter; our expectation to have potential market entry of KPL-387 in 2028 or 2029; our expectation that our current operating plan will remain cash flow positive on an annual basis; our target profile of monthly dosing via a single subcutaneous injection in a liquid formulation for KPL-387; our target profile of quarterly dosing for KPL-1161; our beliefs about the mechanisms of our assets and potential impact of their approach; and our belief that our portfolio of assets offers the potential for differentiation.

These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including without limitation, the following: delays or difficulty in enrollment of patients in, and activation or continuation of sites for, our clinical trials; delays or difficulty in completing our clinical trials as originally designed; potential for changes between final data and any preliminary, interim, top-line or other data from clinical trials; our inability to replicate results from our earlier clinical trials or studies; impact of additional data from us or other companies, including the potential for our data to produce negative, inconclusive or commercially uncompetitive results; potential undesirable side effects caused by our products and product candidates; our inability to demonstrate safety and efficacy to the satisfaction of applicable regulatory authorities; potential for applicable regulatory authorities to not accept our filings, delay or deny approval of any of our product candidates or require additional data or trials to support approval; our reliance on third parties as the sole source of supply of the drug substance and drug product used in our products and product candidates; raw material, important ancillary product and drug substance and/or drug product shortages; our reliance on third parties to conduct research, clinical trials, and/or certain regulatory activities for our product candidates; complications in coordinating requirements, regulations and guidelines of regulatory authorities across jurisdictions for our clinical trials; business development activities and their impact on our financial performance and strategy; changes in our operating plan, business development strategy or funding requirements; existing or new competition; current and future healthcare reforms, including those affecting the delivery of or payment for healthcare products and services; and the impact of global economic policy, including any uncertainty in national and international markets.

These and other important factors discussed in our filings with the U.S. Securities and Exchange Commission, including under the caption “Risk Factors” contained therein, could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any such forward-looking statements represent management’s estimates as of the date of this press release. Except as required by law, we disclaim any intention or obligation to update or revise any forward-looking statements. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

ARCALYST® is a registered trademark of Regeneron Pharmaceuticals, Inc.

Every Second Counts! ®

Kiniksa Investor & Media Contact

Jonathan Kirshenbaum

(781) 829-3949

jkirshenbaum@kiniksa.com

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenue:
Product revenue, net	$156,797	$103,394	$294,582	$182,279
License and collaboration revenue	—	5,237	—	6,210
Total revenue	156,797	108,631	294,582	188,489
Operating expenses:
Cost of goods sold	18,603	12,322	36,471	22,905
Collaboration expenses	52,418	30,014	96,208	50,815
Research and development	18,753	24,017	38,078	50,351
Selling, general and administrative	46,863	42,395	90,393	81,077
Total operating expenses	136,637	108,748	261,150	205,148
Income (loss) from operations	20,160	(117)	33,432	(16,659)
Other income	2,717	2,421	5,010	4,687
Income (loss) before income taxes	22,877	2,304	38,442	(11,972)
Provision for income taxes	(5,045)	(6,212)	(12,071)	(9,640)
Net income (loss)	$17,832	$(3,908)	$26,371	$(21,612)
Net income (loss) per share attributable to ordinary shareholders—basic	$0.24	$(0.06)	$0.36	$(0.31)
Net income (loss) per share attributable to ordinary shareholders—diluted	$0.23	$(0.06)	$0.34	$(0.31)
Weighted average ordinary shares outstanding—basic	73,438,530	71,004,640	73,041,920	70,818,831
Weighted average ordinary shares outstanding—diluted	77,942,082	71,004,640	76,984,393	70,818,831

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC
SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	As of
	June 30,	December 31,
	2025	2024
Cash, cash equivalents, and short-term investments	$307,782	$243,627
Working capital	302,484	231,178
Total assets	661,150	580,553
Accumulated deficit	(494,772)	(521,143)
Total shareholders' equity	495,007	438,436